DATED NOVEMBER 16, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 16, 2015, Montage submitted an updated presentation to Pericom Semiconductor Corporation shareholders. The presentation is as follows:

IMPORTANT INFORMATION FROM MONTAGE TECHNOLOGY GROUP REGARDING ITS SUPERIOR OFFER TO ACQUIRE PERICOM SEMICONDUCTOR

Don’t let Pericom’s Attachment to its $17.75/Share Deal with Diodes

Stand in the Way of YOUR Opportunity to Obtain $18.50 Cash per Share from Montage

Consider the Facts for Yourself:

You Can be Confident that the Montage Superior Offer Does not Expose You to Any Regulatory Risk or Financial Uncertainty

WE URGE YOU TO USE THE ENCLOSED GOLD PROXY CARD TO VOTE AGAINST THE DIODES DEAL TODAY!

M MONTAGE Technology

Montage’s Proposal to Acquire Pericom Semiconductor MTM

Proposal

Summary

Binding offer to acquire all outstanding shares of Pericom Semiconductor Corporation (“Pericom”) for $18.50/sh in cash, in a transaction valued at ~$430 million

Highly attractive premium of ~52% to the unaffected closing price on Sept 2, 2015

Represents a 9% premium to the $17.00/sh initial offer proposed by Diodes Incorporated (“Diodes”) and represents a 4% premium to the $17.75/sh revised offer proposed by Diodes

Signed copies of the merger agreement delivered to Pericom are on substantially the same terms as the Diodes agreements

Willing to pay for the Diodes break-up fee of $15.7 million

Offering an increased reverse break-up fee of $43 million

Reverse break-up fee to be escrowed at Citibank in New York as collateral and security

Fully

Committed

Financing

Montage has received signed commitment letters from the Bank of China and from China Electronics Corporation (“CEC”)

Bank of China is China’s most internationalized and diversified bank with $2.5 trillion in assets and a major source of financing to Chinese outbound M&A

CEC is one of the largest electronic companies in China with ~$33 billion in ’14 revenue and ~$38 billion in total assets at Dec 31, 2014, and was the principal source of financing for PDSTI’s acquisition of Montage

Clear

Regulatory

Approval

Outlook

Montage does not anticipate any barriers to closing based on regulatory clearances

Montage will not condition its offer on any regulatory closing conditions, and has removed closing conditions relating to antitrust, Taiwan and CFIUS

Will agree to “hell or high water” obligation to obtain any required government regulatory clearance

Increased reverse break-up fee of $43 million payable, if Montage fails to obtain required regulatory approval or fails to obtain financing, which is not expected, as further detailed below

Reverse break-up fee to be escrowed at Citibank in New York as collateral and security

Comparison of Acquisition Terms MTM

M MONTAGE TM

Offer Price to

Shareholders

$18.50 per share in cash

51.9% premium to the unaffected closing price on Sept 2, 2015

8.8% premium to initial offer proposed by Diodes and 4.2% premium to revised offer proposed by Diodes

Merger

Agreement

Terms

Substantially similar to the terms of the Diodes merger agreement, other than the higher offer price from Montage

Montage to pay the Diodes’ break-up fee of $15 million

Reverse Break-Up Fee

Increased reverse break-up fee of $43 million

Payable if regulatory authorities block the deal or Montage fails to obtain financing

To be escrowed at Citibank in New York as collateral and security for the payment

Regulatory Approvals

“Hell or high water” obligation to overcome any objection by regulatory authorities in China, Taiwan and the US which is not expected, as further detailed below

Montage has removed closing conditions on antitrust, Taiwan and CFIUS regulatory approvals

DIODES INCORPORATEDTM

Initial offer of $17.00 per share in cash and revised

offer of $17.75 per share in cash

Initial offer represents 39.6% premium and

revised offer represents 45.7% premium to the unaffected closing price on Sept 2, 2015

Substantially similar to the terms of the Montage merger agreement, other than the offer price

No reverse break-up fee

No financial obligation in case of not obtaining legal approvals in China, Taiwan and the United States

Situation Overview M TM

Since Montage commenced strategic dialog with Pericom in March 2015, Montage and its advisors have committed a significant amount of time and resources towards performing due diligence and negotiating a merger agreement with Pericom

Montage was disappointed to learn on September 2, 2015, that Pericom had agreed to be acquired by Diodes at $17.00 per share, a price that is a full $1.00 per share lower than what Montage had offered at the time

Since then, Montage has raised its binding offer to $18.50 per share, a full $1.50 per share and 9% higher than Diodes’ original offer. Montage also made multiple improvements to the merger agreement, resulting in a proposal that Montage believes is a Superior Proposal when compared to the agreement with Diodes

On November 6, 2015, Pericom agreed to the revised Diodes offer price of $17.75 per share, which is $0.75 per share lower than the Montage offer

Even though Montage more than adequately responded to all concerns the Pericom Board raised relating to regulatory approvals and financing, the Pericom Board continues to reject Montage’s proposal in favor of its agreement with Diodes

Pericom shareholders deserve to receive the significant premium for their shares contemplated by the Montage proposal which, if consummated, would provide meaningfully greater value to Pericom shareholders than the proposed Diodes acquisition

Montage Provides Financing Certainty M TM

Tier 1 Financing Commitments

Bank of China

Committed financing with essentially only a “Material Adverse Effect” out

Track record of funding transactions (e.g., OmniVision and Smithfield Foods)

China Electronics Corporation

Committed financing with NO contingency

CEC is a very large shareholder of Montage and is dedicating its resources to Montage

The transaction is anticipated to result in net debt / 2015 PF EBITDA of ~3.0x, which is a low leverage level compared to other recent semiconductor deals

Chinese Funding Commitments are Globally Accepted

Financing commitments in the form provided by Bank of China and CEC have been the basis of countless M&A transactions around the world and in the U.S.

The forms of commitment used by non-US buyers (in this case, Chinese) may be different than provided by U.S. banks, but have demonstrated certainty and have been widely recognized and valued in today’s global marketplace

Escrowing the entire purchase price, as Pericom suggests, is an approach that has not been deemed necessary or appropriate for any other Chinese acquisition of a U.S. company

Pericom should not hold Montage to a significantly higher standard than other similarly situated transactions with Chinese acquirers, such as the ISSI -Uphill Investments transaction in which the debt commitment was subject to the bank obtaining internal credit approval and approval of the relevant governmental authorities of the PRC (as noted in the ISSI proxy statement)

Every Chinese acquisition financed with financing commitments similar to Montage’s has been successfully funded

We believe Pericom is trying to impose an outdated, provincial mindset of fear to suggest a scenario of potential financing failure which has no basis in historical fact – and which does not serve the interests of Pericom shareholders

Montage’s transaction is fully funded

Montage Has Assumed All Regulatory Risks M TM

Montage is offering to pay Pericom shareholders immediately upon closing and does not require regulatory approvals to do so. All extensions to closing for regulatory risk have been eliminated.

To demonstrate Montage’s confidence in being able to timely consummate the transaction, Montage’s proposal offers:

Removal of closing conditions on antitrust, Taiwan and CFIUS regulatory approvals

“Hell or high water” obligation to overcome any objections by regulatory authorities in China, Taiwan and the United States – MONTAGE BEARS ALL THE RISK and will agree to any remedies imposed by the authorities

An increased reverse break-up fee of $43 million, payable to Pericom if regulatory authorities block the deal or Montage fails to obtain financing. Reverse break-up fee to be escrowed at Citibank in New York as collateral and security

Hart-Scott-Rodino Montage does not need to file HSR

(HSR) Montage is in the same position as Diodes

CFIUS is a voluntary filing which Montage will forego

CFIUS

Recent transactions cited by Pericom (JAC Capital / NXP RF Business, GO Scale / Lumileds) involve military / aerospace products. Pericom does not sell military / aerospace products

No MOFCOM filing required because Montage is a Cayman Islands corporation

PRC/MOFCOM

Montage is in the same position as Diodes

Montage has been advised by Taiwan counsel that in similar transactions Taiwan has afforded the acquiror a “grace period” following the closing of a transaction during which time Montage may divest (if required) Pericom’s small design center in Taiwan

Taiwan

But, given that Montage will have already paid the merger consideration in cash to the Pericom shareholders, the risk of the Taiwan regulatory authorities raising issues with the acquisition post-closing is a risk that will entirely be borne post-closing by Montage

Montage undertook this same approach in its take-private transaction

It is extraordinarily rare for an announced deal not to close and the risk is even more remote with respect to Montage’s offer because the closing of the deal is not conditioned on obtaining any regulatory approvals

There is no regulatory risk in Montage’s offer.

A Montage-Pericom transaction can close immediately following Pericom shareholder approval

Montage’s Offer is Fully Enforceable M TM

Pericom can fully enforce a merger agreement against Montage

Montage bears all financing and regulatory risk

If during the 4-6 weeks between signing a Montage/Pericom merger agreement and closing the transaction, a cataclysmic event causes Montage’s financing or regulatory approach to fail, Pericom has the ability to collect $43 million in escrowed reverse break-fees plus any other damages

Montage is putting its entire company at risk in this transaction

Pericom’s logic that Montage can avoid paying damages because it is a Cayman Islands company would call into question the enforceability of thousands of contracts in all jurisdictions outside the United States

Pericom’s claims are simply a fabrication and overblown

How would Pericom enforce a damage claim?

Montage will agree to appoint CT Corporation System as its agent for service of process

Montage will agree to binding arbitration which would result in an arbitral award that would be fully enforceable against Montage in a Cayman Islands court pursuant to the Cayman Islands Foreign Arbitral Awards Enforcement Law (1997 Revision)

With a binding arbitration order, Pericom could recover in a Cayman Islands court against Montage’s assets, such as:

All of Montage’s intellectual property assets; and

Equity of all of Montage’s subsidiary corporations

A civil liability disclosure in an SEC filing is customary and standard for all foreign companies (regardless of where organized)

In fact, it is a form requirement of foreign companies to include such a disclosure pursuant to SEC rules

All non-United States issuers include similar disclosures in their registration statements

Pericom’s Board is obviously predisposed to the inferior Diodes transaction and fabricating irrational logic to justify their bias

Montage and CEC: Proven Track Record of Execution M TM

Montage

Global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets

Taken private by PDSTI and CEC in 2014 to enable the company to gain full access to the Chinese market and the resources provided by the investors

Experienced management team with US public company experience: Howard Yang (CEO), Stephen Tai (President) and Mark Voll (CFO)

Montage currently forecasts revenues of more than $200 million and net income of more than $70 million. As of June 30, 2015, Montage had more than $225 million in total assets and more than $145 million of cash on hand

Montage Technology Group Limited is a Cayman Islands exempted company, with its principal offices located in Shanghai, China

China Electronics Corporation (“CEC”)

One of the key state-owned conglomerates directly under the administration of central government, and the largest state-owned IT company in China

Provides design, development, manufacturing, sales and service in semiconductor and electronics components, computer and core computer parts, software and system integration, telecommunication and consumer electronics

A Fortune Global 500 company with ~$33 billion of revenues in 2014 and total assets of ~$38 billion as of Dec 31, 2014

Founded in 1989 and is based in Beijing, China

Montage and CEC are established companies with long and proven track records of execution

Pericom Has Run a Badly Flawed Sale Process

MTM

Pericom gave Diodes a significant head start over Montage

Montage believes there was never a level playing field in the sale process

Diodes had a several week head start, apart from the one year of prior discussions Diodes had with Pericom

Pericom signed up a deal with Diodes at $17 per share, even when Pericom knew that Montage was willing to pay $18 per share

Pericom did not even come back to Montage and ask Montage for a best and final before signing the Diodes merger agreement at $17 per share

This was when Pericom knew Montage was offering $18 per share

On November 6, 2015, Pericom signed up a deal with Diodes at its revised $17.75 per share offer, even though Montage was willing to pay $18.50 per share

Pericom is Disenfranchising the Pericom Shareholders

MTM

Pericom’s shareholder meeting is set for November 20

Pericom’s mailing of its proxy materials to the vast majority of its shareholders only occurred a bare 16 days before the special meeting

Montage believes Pericom is using an outdated record date of September 22

References to the record date were left blank in multiple filings of the Pericom preliminary proxy statement and not disclosed until October 30, 2015, which would lead Pericom shareholders, including shareholders purchasing Pericom shares subsequent to the September 22, 2015 record date, to believe that a record date had not yet been established

We understand that Pericom had also sent a broker search with respect to a November 2 record date, which Pericom appears to have elected to abandon once they were clear of the SEC

California law requires the meeting date to be no more than 60 days from the record date

The November 2 record date would have allowed the Company to set a later meeting date, thus providing shareholders with more time to evaluate both proposed transactions

Montage believes that Pericom set an early record date of September 22, a date prior to the public announcement of Montage’s financially superior $18.50 per share offer, to prevent shareholders who acquired shares after Montage’s public announcement from voting against the financially inferior Diodes deal

Montage believes this is a very clear disenfranchisement of Pericom shareholders

Montage understands that Pericom initiated a broker search for the September 22 record date on September 8

Montage believes Pericom has violated SEC Rule 14a-13, because the date of initiating the broker search was not 20 business days prior to the September 22 record date

Montage believes Pericom shareholders should have more time to consider the Diodes $17.75 per share offer and the Montage $18.50 per share offer

Pericom’s Misleading Statements

MTM

Pericom’s Investor Presentation included several half truths about Montage’s Offer

Pericom’s Misleading Statement The Truth

Financing Certainty

Montage’s financing letters are subject to broad and vague conditions that provide lenders with excessive discretion to withdraw their financing

Montage has been provided with 2 commitment letters, each in a form customary for Chinese acquirers

CEC’s commitment letter is not subject to any conditions

Regulatory Requirements

Montage’s offer is subject to HSR, CFIUS, Taiwan and PRC regulatory approvals

Montage removed the closing conditions on HSR, CFIUS, Taiwan and PRC approvals

As a result, Montage’s offer is not subject to any regulatory approvals

Size of Reverse Breakup Fee

$21.5 million

$43 million (10% of purchase price)

Enforceability

Contends that a merger agreement will not be enforceable against Montage

Merger Agreement is fully enforceable against Montage via binding arbitration that is enforceable in the Cayman Islands

Time to Close

Montage has requested a year to obtain regulatory approvals

Montage has provided for the same drop dead date as Diodes (March 30, 2016)

Montage needs 3-6 months for regulatory

No regulatory approvals are required to close

Sale Process

Pericom ran an 18 month robust process

Pericom engaged Cowen on June 17, 2015— that is not an 18 month process

Cowen first tried to get hired by Diodes

Only 3 bidders signed NDAs

Pericom Shareholders Should:

MTM

1. Vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute

Compensation Proposal and the Adjournment Proposal on the GOLD proxy card.

Your vote will:

Stop the Pericom Board from proceeding with a transaction that Montage believes is an inferior transaction

Preserve your opportunity to receive the significant premium for your Pericom shares contemplated by the Montage proposal which, if consummated, would provide significantly greater value to Pericom shareholders than the proposed Diodes acquisition

2. Send a message to the Pericom Board that:

You do not support the proposed Diodes acquisition

You want the Pericom Board to accept Montage’s proposal

Voting “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute

Compensation Proposal or the Adjournment Proposal will not obligate you to vote “FOR” the Montage proposal at any future meeting of Pericom shareholders

Important Disclosure Information

MTM

Special Note Regarding This Presentation

Montage Technology Group Limited (“Montage”), its respective directors, executive officers and certain employees, may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom Semiconductor Corporation (“Pericom”) shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its respective directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015, as it may be amended from time to time (the “Montage Proxy”).

Investors are urged to read in their entirety the Montage Proxy, which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

Forward-Looking Statements

This presentation contains “forward-looking” statements about Montage’s plans, expectations and beliefs. Forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors. Montage undertakes no obligation to update these statements as a result of new information or future events, except as may be required by law.